Exhibit 99.1
Autoliv Inc. Financial Report October - December 2004
Record Sales - $1.7 billion Record Income before Tax - $138 million Earnings per Share - $.94 Cash Flow - $137 million

(Stockholm, Jan. 27, 2005) - In the quarter that ended December 31, 2004, Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - reported continued strong underlying improvement trends in sales, earnings and cash flow.

Despite a 3% decline in the light vehicle production in the Triad, consolidated sales rose by 15% to $1,695 million and organic sales by 8%, compared to the corresponding quarter 2003. Both operating income and income before taxes rose by 7%, to $146 million and to $138 million, respectively. After adjustment for special items in 2003, operating income rose by 24% on a comparable basis and pre-tax income by 25%. These sales and income levels are record-highs for any three-month period.

Net income decreased by 5% to $87 and earnings per share declined by 2% to 94 cents. These amounts were impacted by the special items in 2003 and a higher tax rate in 2004.

Cash flow from operations amounted to $226 million and to $137 million after investing activities. This was the best cash flow ever except for the fourth quarter 2003 which was boosted by the special items.

Sales for the first quarter 2005 are expected to increase by approximately 12% given current exchange rates. Operating margin could reach the same level as in the first quarter 2004, provided that raw material prices do not increase more than expected.

An earnings conference call will be held today at 3.30 p.m. (CET) (9.30 a.m. New York time). To listen in call:
In Europe +44-207-162-9919
In North America +1-334-323-0340
The conference will also be available and archived at www.autoliv.com under Financial info/Calendar.

4th Quarter 2004
Market Overview

Autoliv's market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with more airbags and other safety systems. For Autoliv's short-term performance, the changes in vehicle production are more important than the relatively steady growth in the supply value per vehicle.

During the quarter, light vehicle production in the Triad (i.e. Western Europe, North America and Japan) is estimated to have declined by 3% from the fourth quarter 2003.

In Western Europe, where Autoliv generates more than half of its revenues, light vehicle production dropped by almost 5% which was nearly twice as much as expected at the beginning of the quarter. Most of the deviation, however, did not affect Autoliv's most important customers or vehicle models. Instead, production increased for the Citroën C4 and C5, Peugeot 407, Opel Astra, Seat Altea and the Volvo S40/V50. As a result, the vehicle mix was more favorable than anticipated.

In North America, which accounts for slightly more than a quarter of Autoliv's revenues, light vehicle production decreased by 3% as expected. However, the Asian and European vehicle manufacturers increased their production in North America by 5%, while GM, Ford and Chrysler ("the Big 3") cut their production by 6%. Since Autoliv has a higher sales value per vehicle to the Asian and European manufacturers than to an average Big 3 vehicle, Autoliv benefited from the changes in the region's production mix.

In Japan, which accounts for nearly one tenth of consolidated sales, light vehicle production increased by 1%.

Consolidated Sales

During the quarter, the Company continued to increase its global market share. Consolidated net sales rose by 15% to $1,695 million compared to the fourth quarter 2003. Currency effects added 6% and acquisitions 1%. Consequently, sales grew organically (sales excluding translation currency effects and acquisitions/divestitures) by 8% compared to an expected growth rate of 5%. As a result, Autoliv outperformed the underlying vehicle production in the Triad by 11% and not by the 8% expected. The stronger-than-expected sales was partly due to the performance in the Rest of the World ("RoW") where both vehicle production and the safety content per vehicle are increasing rapidly. Due to the difficulty to receive accurate quarterly market data from the RoW, Autoliv has to compare its sales performance with the light vehicle production in the Triad, although the total global production becomes increasingly more relevant as Autoliv's sales in the RoW grow.

The strong organic sales performance, in spite of declining light vehicle production and continued pricing pressure from the vehicle manufacturers, reflects primarily three significant trends: 1) Autoliv's increasing share of the seat belt market, 2) the introduction of curtain airbags in an increasing number of new vehicle models and 3) Autoliv's strong performance in the RoW. Consolidated sales of curtain airbags grew organically by 49%. In addition, strong performance in steering wheels (up 29%) and side airbags for chest protection (up 30%) contributed to the healthy top-line expansion.

Sales by Product

Sales of airbag products (incl. steering wheels) increased by 12% to $1,104 million. Currency effects added 5%, while sales grew organically by 7%, or about 10% better than the light vehicle production in the Triad. In addition to the favorable vehicle mix, the superior growth was due to the market penetration of side airbags for head protection and side airbags for chest protection as well as to Autoliv's market share gains in steering wheels and safety electronics. Sales of knee airbags have also started to take off.

Sales of seat belt products (incl. seat sub-systems) expanded by 20% to $591 million. Organic growth added 12%, currency effects 7% and acquisitions 1%. Autoliv gained market shares in all regions. In Europe, sales were driven by Audi's A6, Citroën's C4 and C5, Mercedes' A-class, Mitsubishi's Colt, Opel's Astra, Peugeot's 407, Smart's ForFour and Volvo's S40/V50. In North America, sales were driven by new business for the Buick LaCrosse, Ford 500 and Freestyle, Theta Equinox and Malibu Maxx. In Japan, sales were driven by new business for Honda Edix, Mazda 3 and Nissan Tiida and LaFesta.

Sales by Region

Sales from Autoliv's European companies rose by 17% to $971 million including currency effects of 9%. The organic growth of 8% was roughly 13% better than West European vehicle production. Autoliv's performance reflects market share gains in seat belts and steering wheels as well as strong sales performance for the Inflatable Curtain. Sales of this product were driven by several new models, such as, Citroën's C4, Honda's CR-V, Renault's Mégane, Skoda's Octavia, Opel's Astra, Peugeot's 407, Seat's Altea, Toyota's Corolla Verso and Volkswagen's Golf, which all have Autoliv's side-curtain airbag as standard.

Sales from Autoliv's North American companies increased by 4% to $434 million which was 7% better than the region's light vehicle production. Autoliv's performance was mainly due to the introduction of head curtain airbags, market share gains in seat belts and the favorable customer mix. Sales continued to be adversely effected by the expiration of frontal airbag contracts and by the on-going phase-out of low-margin inflators for airbag systems. These negative effects were offset by new business for the Inflatable Curtain (up 61%), which included the Dodge Dakota, the Ford 500 and Freestyle, the Nissan Pathfinder, the Honda Odyssey and the Toyota Sienna and Sequoia. Sales were also driven by strong demand for knee airbags. Seat belt sales grew by 22%, spear-headed by a 42% increase in the pretensioner product area.

Sales from Autoliv companies in Japan rose by 18% to $150 million. Currency effects added 4% to sales. Consequently, organic growth was 14% compared to the 1% increase in the Japanese vehicle production. The organic growth occurred in almost all product areas. The introduction of Honda's CR-V, Mazda's 3-series, Nissan's Tiida and LaFesta and Toyota's Corolla helped Autoliv to outperform vehicle production also in Japan.

Sales from Autoliv companies in the Rest of the World (RoW) surged by 40% to $141 million. The organic growth hit 26%, while acquisitions added 9% to sales and currency effects 5%. The organic growth occurred in virtually all product areas, and was especially strong in Korea.

Earnings

The strong improvement trends in the underlying earnings continued in the fourth quarter, but the comparisons in reported numbers were affected by special items in 2003. For details, refer to the reconciliation tables below.

The favorable underlying trends are due to growth generated by new products (e.g. the Inflatable Curtain), higher market shares (mainly for seat belts), expansions in Japan and other Asian markets, as well as to a positive vehicle mix and currency effects. The fact that Autoliv has managed to cope with both pricing pressure from customers and higher raw material prices is also a result of a number of internal cost-reduction initiatives such as plant consolidations, moving production to low-cost countries, consolidation of the supplier base and re-designing of products.

During the quarter, gross profit improved by 18% or $51 million to $335 million despite approximately $12 million of higher raw material costs than anticipated at the beginning of the year. In 2003, gross profit was charged with provisions of $8 million as special items. After adjustment for these costs, the improvement was 15%. In 2004, currency translation effects contributed 6% or $18 million to gross profit. Gross margin amounted to 19.7%, the same level as reported a year ago. Excluding the special items the margin was 19.2% in the fourth quarter 2003. The margin improvement was due to the strong sales performance and the cost-reduction programs.

Operating income rose by 7% to $146 million and by 24% excluding special items. In 2003, the Company recorded $31 million in income for a license revenue and $13 million in costs for provisions, giving a net effect of $18 million in special items. Operating margin in 2004 amounted to 8.6% compared to 9.2% reported for the fourth quarter 2003 and 8.0% excluding the special items. Selling, administrative and general expense stood unchanged at 5.3% of sales despite approximately $5 million in incremental external cost due to the new act "Sarbanes-Oxley". The other operating expense includes $6 million for streamlining of production and movement of production to low-cost countries. Research, Development and Engineering (R,D&E) expense decreased in relation to sales to 5.2% from 5.5%, partly due to a one-time royalty income in 2004. The improvement in margin also reflects the higher sales and gross margin.

Income before taxes grew by 7% to $138 million and by 25% excluding the special items in 2003. The improvement was due to better operating income and the effect of lower debt.

In the previous quarterly report, the effective tax rate for the full year 2004 was expected to be 31%. In this report the overall effective tax for the year has been increased to 32%, resulting in the recognition of additional tax expense and an effective tax rate of 34.7% in the fourth quarter. The amounts included in this press release are unaudited. The Company continues to review certain income tax positions, and will finalize this process prior to publishing its final 2004 financial statements. The fourth quarter 2003 was affected by a favorable catch up effect, resulting in an effective tax rate of 26.6%. This was mainly an effect of an unusually low effective tax rate on the license income included in the special items.

Due to the special items in 2003 and the higher tax rate in 2004, net income for the quarter decreased by 5% to $87 million and earnings per share by 2% to 94 cents. In 2004, the higher tax rate decreased earnings per share by 12 cents (whereof 6 cents relates to the license income in 2003), while currency effects added 9 cents and the effect of the stock repurchase program added 2 cents per share. In 2003, the special items boosted earnings per share by 18 cents.

Return on capital employed improved to 19% from 18% on a reported basis and from 15% on a comparable basis. Return on equity amounted to 14% compared to 16% reported for the fourth quarter 2003 and to 13% on a comparable basis.

Cash Flow and Balance Sheet

Operations generated a positive cash flow for the 13th quarter in a row. Cash flow amounted to $226 million before investing activities and $137 million after these activities. This was the best cash flow ever for a quarter, except for the fourth quarter 2003 which was boosted by $26 million in cash from special items. The strong cash flow in the 2004 quarter was due to the earnings performance and to a reduction of funds tied up in working capital.

Compared to the corresponding quarter 2003, capital expenditures, net, increased by 64% or by $36 million to $91 million which was $11 million more than depreciation and amortization of $80 million. The capital expenditures included additional manufacturing capacity for the Inflatable Curtain.

Working capital continued to decrease. In absolute numbers, it decreased by $31 million during the quarter and, in relation to sales, to 7.9% from 8.7% at the beginning of the quarter and from 10.0% at the beginning of the year. Autoliv therefore continued to meet its target that working capital should not exceed 10% of sales. In relation to sales days, receivables decreased during the quarter to 66 days from 82 days and from the beginning of the year from 69 days. Days inventory outstanding stood unchanged at 28 days from the beginning of the year but decreased during the quarter from 32 days.

During the quarter, net debt decreased by $114 million to $599 million and net debt to capitalization to 18% from 22%, despite a dividend payment of $18 million and stock buy-backs for $14 million. Gross interest-bearing debt increased, however, by $51 million to $981 million due to currency effects and timing differences between cash generation and debt maturities.

Autoliv's policy is to always maintain a net debt that is significantly below 3.0 times the EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) and an interest coverage ratio significantly above 2.75 times. At the end of the year, these ratios were 0.8 and 14.8, respectively.

During the quarter, equity increased by $179 million to $2,630 million. Equity was favorably effected by $123 million from currency effects, by $87 million from the net income and by $2 million each from the effect of exercised stock options and the effect of changes in the market value of cash-flow hedges. Equity decreased by the dividend payment and the stock buy-backs agregating to $33 million, as well as by $2 million from mainly pension costs. The stock repurchase program increased equity per share by 7 cents to $28.58.

Full Year
Market Overview

During the 12-month period January through December 2004, light vehicle production in the Triad stalled at the same level as in 2003.

In Western Europe, light vehicle production decreased by 0.5% with a favorable mix for Autoliv.

In North America, light vehicle production also declined by less than 1%. However, Asian and European vehicle manufacturers increased their North American production by 9%, while GM, Ford and Chrysler reduced their production by 4%. Therefore, the vehicle mix was favorable for Autoliv.

In Japan, light vehicle production increased by almost 3%.

Consolidated Sales

Sales for the year rose by 16% to $6.144 million. Organic growth was 8% despite the flat vehicle production in the Triad. Currency effects added 7% to sales and acquisitions 1%. Organic growth was primarily due to higher market shares in seat belts and the Inflatable Curtain . Higher market shares in steering wheels and safety electronics also contributed to the performance, as well as higher penetration rates for side airbags for chest protection.

Airbag products sales increased by 12% to $4,028 million. Both currency effects and organic growth contributed 6%.

Seat belt products sales rose by 25% to $2,116 million including currency effects of 8% and acquisitions of 4%. The organic growth of 13% was mainly driven by market share gains and a favorable vehicle mix in the Triad along with increased vehicle production in Asia.

Sales from Autoliv's European companies rose by 19% to $3.518 million including currency effects of 10%. The fact that sales grew organically by 9% at the same time as West European light vehicle production was flat was due to a favorable vehicle model mix in combination with the global trends of higher market shares in seat belts and the introduction of curtain airbags. Higher market shares for steering wheels and the continuos rollout of thorax side airbags also contributed to the strong performance.

Sales from Autoliv's North American companies increased by 3% to $1,659 million mainly due to the introduction of the Inflatable Curtain, significant market share gains in seat belts and safety electronics. The increase was also due to a favorable customer mix.

Sales from Autoliv's companies in Japan jumped 30% to $507 million. Excluding acquisitions of 11% and currency effects of 7%, the organic growth was 12%, which was 9% better than the Japanese light vehicle production.

Sales from Autoliv companies in the Rest of the World expanded by 30% to $460 million. Currency effects impacted sales by 8% and acquisitions by 5%. The organic growth of 17% mainly occurred in Korea and China due to strong demand for seat belts and both frontal and side airbags.

Earnings

Income improved on all lines in the income statement. Gross profit increased by 22% to $1,221 million and the gross margin rose to 19.9% from 18.9%, despite approximately $20 million higher raw material prices than anticipated at the beginning of the year. After adjustment for special items, the increase was 21% and the 2003 gross profit margin 19.1%. In 2003, currency hedging reduced gross profit by $15 million. In 2004, currency hedging and currency translations added $70 million.

Operating income rose by 20% to $513 million and the operating margin to 8.4% from 8.1%. Adjusting for the special items, the improvement in operating income was 26% and the 2003 operating margin 7.7%. The implementation of the Sarbanes-Oxley Act reduced the 2004 operating income by $9 million.

Income before taxes improved by 22% to $485 million and by 28% excluding special items. The improvements are due to the strong sales performance, the margin improvement and a lower interest expense.

The effective tax rate rose to 32% from 30.3% in 2003, which was unusually low partly due to the lower effective rate on the special items.

Net income rose by 19% to $320 million and earnings per share rose by 21% or by 59 cents to $3.40. Currency effects added 39 cents and the effect of the stock repurchase program 3 cents to earnings per share, while the higher tax rate reduced earnings per share by 8 cents. In 2003, the special items boosted earnings per share by 18 cents.

The return on equity improved to 13% from 12% and the return on capital employed to 16% from 14% in 2003.

Cash Flow and Balance Sheet

Operations generated $680 million in cash compared to $529 million in 2003. The cash generation is due to both the net income and a reduction in working capital. In relation to sales, working capital was reduced to 7.9% during the year from 10.0%.

After capital expenditures and acquisitions, operating activities generated $377 million in cash and $368 million excluding the acquisitions. Capital expenditures, net rose by $67 million to $313 million. Depreciation and amortization amounted to $298 million.

During the year, net debt has been reduced by $186 million, gross interest-bearing debt by $15 million and the net-debt-to-capitalization ratio to 18% from 24% despite dividend payments and stock buy-backs aggregating to $214 million.

Equity increased by $228 million. Net income added $320 million, currency effects $109 million, exercise of stock options $10 million and changes in the market value of cash-flow hedges $5 million. Equity was reduced by the dividend payments of $70 million, payments related to the share repurchase program of $144 million and $2 million primarily relating to pension costs.

Q4 - Report 2004

Headcount

Total headcount (employees plus temporary hourly workers) decreased by 100 during the quarter and increased by 2,800 during the full year to 39,800. Of the full-year increase, 90% was concentrated in low-labor-cost countries and only 5% was fixed employees in high-labor-cost countries.

Currently, 35% of headcount (and 39% of fixed employees) are in low-labor-cost countries compared to 31% a year ago and less than 10% six years ago, when the reallocation of production started to accelerate.

Prospects

During the first quarter of 2005, light vehicle production in the Triad is expected to decrease by 2%. Currency effects are expected to add 3% to the Company's revenues (provided that the mid-January exchange rates prevail). In most countries there will be three more reporting days in this year's first quarter than in the first quarter 2004, which should boost sales by approximately 5%. Based on these assumptions and the general growth of the automotive safety market, sales could grow by approximately 12% in the first quarter compared to the corresponding period 2004. Provided that the effect of higher raw material prices does not exceed $25 million, net, operating margin could reach approximately 8%, i.e. roughly the same level as recorded in the first quarter 2004.

The favorable impact in the first quarter from the change in the number of reporting days will be offset by a corresponding negative effect in the fourth quarter. This adjustment will therefore not have any impact on the full-year results.

During the full year 2005, light vehicle production in the Triad is expected to be flat. Currency effects are expected to add 4% to sales (provided that the mid-January exchange rates prevail). In addition, the Company expects to continue to improve its market share and to outperform the over-all occupant restraint market but the growth rate will not be as exceptional as in 2004.

The effective tax rate for 2005 is projected to be on a similar level as in 2004. The Company believes that the rate may be more volatile quarter by quarter than historically.

Other Significant Events
  These financial results have been affected by a few small changes in the Company's structure. As of April 1, 2004, Autoliv started to consolidate its joint venture in Taiwan. Autoliv's interest remains 59%, but through an amendment in the ownership agreement Autoliv has received a controlling position in the joint venture, which has nearly $20 million in external sales. Similarly, as of October 1, Autoliv started to consolidate its joint venture in Nanjing, China, following a change in the ownership agreement. Autoliv's interest in the joint venture, which has nearly $35 million in annual sales, remains 50%.

  The full-year comparisons have also been affected by the acquistions on April 1, 2003 of NSK's Asian seat belt operations and of the NSI steering wheel operations. The NSK operations had $150 million in external sales and NSI less than $2 million. In addition, in the third quarter 2003, Autoliv acquired Protektor with $10 million in annual sales.
  During the fourth quarter, Autoliv has bought back 0.3 million shares for $14 million. During the full year, Autoliv repurchased 3.4 million for $144 million at an average cost of $41.88 per share. In addition, Autoliv paid dividends of $18 million in the quarter and $70 million during the full year.

  Since the repurchasing program was adopted in 2000, Autoliv has bought back shares for $320 million at an average cost of $27.61. At the end of 2004, this investment had a market value of $560 million, an increase of more than 75%. Under the existing authorizations, another 8.4 million shares could be repurchased.
  The bank group that has granted Autoliv an $850 million revolving credit facility ("RCF") has agreed to remove the covenant requirements of the RCF due to Autoliv's strong financial position. Autoliv therefore no longer has to maintain certain key ratios in order to utilize the RCF.

Dividend and Next Report

The Company has declared a 25% increase in the dividend per share to 25 cents to be paid on March 3 to shareholders of record as of February 3. The ex-date is February 1.

The next quarterly report will be published on April 21, 2005.

Annual General Meeting of Shareholders

The Annual General Meeting of Shareholders will be held in Chicago on April 26. Holders of record at the close of business on March 1 are entitled to be present and vote at the Meeting. Notice of the General Meeting, the Annual Report, the Proxy Statement and the Proxy Card will be mailed in March to Autoliv's shareholders. Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings

Please refer to www.autoliv.com/ Financial info or to the Annual Report for definitions of terms used in this report.

The filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management's certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com

KEY RATIOS
	Quarter Oct - Dec			12 months Jan - Dec
	2004	2003	2003	2004	2003	2003
	Reported	Reported	Adjusted1)	Reported	Reported	Adjusted1)
Earnings per share 2)	$.94	$.96	$.78	$3.40	$2.81	$2.63
Equity per share	28.58	25.31	25.31	28.58	25.31	25.31
Cash dividend per share	.20	.15	.15	.80	.56	.56
Working capital, $ in millions	484	528	528	484	528	528
Capital employed, $ in millions	3,229	3,187	3,187	3,229	3,187	3,187
Net debt, $ in millions 3)	599	785	785	599	785	785
Net debt to equity ratio, %	23	33	33	23	33	33
Net debt to capitalization, % 4)	18	24	24	18	24	24

Gross margin, % 5)	19.7	19.2	19.7	19.9	18.9	19.1
Operating margin, % 6)	8.6	9.2	8.0	8.4	8.1	7.7

Return on shareholders' equity, %	13.7	15.8	12.9	12.9	12.2	11.5
Return on capital employed, %	18.5	17.5	15.3	16.4	14.3	13.7

Average no. of shares in millions 2)	92.6	95.2	95.2	94.2	95.4	95.4
No. of shares at period-end in millions7)	92.0	94.9	94.9	92.0	94.9	94.9
No. of employees at period-end	34,500	32,100	32,100	34,500	32,100	32,100
Headcount at period-end	39,800	37,000	37,000	39,800	37,000	37,000
Days receivables outstanding 8)	66	69	69	73	77	77
Days inventory outstanding 9)	28	28	28	31	31	31

1)Highlighted figures exclude Special Items and thus the adjusted figures are a non-GAAP financial measure (see Reconciliation of Non-GAAP Financial Measures to U.S. GAAP)
2)Assuming dilution and net of treasury shares
3)Short- and long-term interest bearing liabilities and related derivatives, less cash and cash equivalents
4)Net debt in relation to net debt and equity (including minority)
5)Gross profit relative to sales
6)Operating income relative to sales
7)Excluding dilution and net of treasury shares
8)Outstanding receivables at average exchange rates relative to average daily sales
9)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter Oct - Dec			12 months Jan - Dec
	2004	2003	2003	2004	2003	2003
	Reported	Reported	Adjusted1)	Reported	Reported	Adjusted1)
Net sales
- Airbag products	$1,103.9	$984.3	$984.3	$4,028.0	$3,607.6	$3,607.6
- Seat belt products	590.9	491.8	491.8	2,115.9	1,693.2	1,693.2
Total net sales	1,694.8	1,476.1	1,476.1	6,143.9	5,300.8	5,300.8

Cost of sales	1,360.1	(1,192.2)	(1,184.7)	(4,922.7)	(4,298.1)	(4,290.6)
Gross profit	334.7	283.9	291.4	1,221.2	1,002.7	1,010.2

Selling, general & administrative expenses	(89.5)	(78.9)	(78.9)	(307.4)	(273.2)	(273.2)
Research, development & engineering expenses	(88.4)	(81.4)	(81.4)	(368.4)	(305.4)	(305.4)
Amortization of intangibles	(5.2)	(5.4)	(5.4)	(21.1)	(21.1)	(21.1)
Other income (expense), net	(5.3)	18.0	(7.5)	(11.2)	23.8	(1.7)
Operating income	146.3	136.2	118.2	513.1	426.8	408.8

Equity in earnings of affiliates	1.7	3.2	3.2	9.6	11.5	11.5
Interest income	1.2	1.1	1.1	4.0	3.9	3.9
Interest expense	(11.2)	(11.7)	(11.7)	(40.2)	(47.7)	(47.7)
Other financial items	(0.2)	(0.4)	(0.4)	(2.0)	2.5	2.5
Income before income taxes	137.8	128.4	110.4	484.5	397.0	379.0

Income taxes	(47.8)	(34.2)	(33.4)	(155.3)	(120.2)	(119.4)
Minority interests in subsidiaries	(2.9)	(2.5)	(2.5)	(9.2)	(8.4)	(8.4)
Net income	$87.1	$91.7	$74.5	$320.0	$268.4	$251.2

Earnings per share (basic and diluted)	$.94	$.96	$.78	$3.40	$2.81	$2.63

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	Dec 31	Sept 30	June 30	March 31	Dec 31
	2004	2004	2004	2004	2003
Assets
Cash & cash equivalents	$229.2	$106.8	$112.7	$127.5	$93.7
Receivables	1,288.8	1,228.9	1,262.4	1,281.8	1,195.3
Inventories	509.2	454.8	415.6	423.8	452.0
Other current assets	85.9	77.8	76.9	90.3	98.40
Total current assets	2,113.1	1,868.3	1,867.6	1,923.4	1,839.4

Property, plant & equipment, net	1,159.7	1,065.2	1,057.3	1,045.3	1,052.2
Goodwill assets, net	1,552.0	1,529.5	1,528.7	1,529.0	1,531.4
Intangible assets, net	157.3	162.1	167.5	172.9	178.9
Investments and other non-current assets	323.6	287.1	287.9	285.0	292.4
Total assets	$5,305.7	$4,912.2	$4,909.0	$4,955.6	$4,894.3

Liabilities and shareholders' equity
Short-term debt	$313.8	$176.1	$121.4	$114.5	$149.4
Accounts payable	798.9	702.5	723.0	698.1	720.5
Other current liabilities	606.1	548.2	543.4	559.0	497.0
Total current liabilities	1,718.8	1,426.8	1,387.8	1,371.6	1,366.9

Long-term debt	667.1	754.0	780.3	868.8	846.2
Pension liability	73.6	65.9	67.7	67.4	64.5
Other non-current liabilities	157.7	166.2	168.6	173.6	173.8
Minority interests in subsidiaries	58.8	48.6	50.0	45.9	40.9
Shareholders' equity	2,629.7	2,450.7	2,454.6	2,428.3	2,402.0
Total liabilities and shareholders' equity	$5,305.7	$4,912.2	$4,909.0	$4,955.6	$4,894.3

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter Oct - Dec		12 months Jan - Dec
	2004	2003	2004	2003
Net income	$87.1	$91.7	$320.0	$268.4
Depreciation and amortization	80.3	75.0	298.3	278.8
Deferred taxes and other	1.8	20.3	10.2	31.4
Change in operating assets and liabilities	56.5	42.3	51.7	(49.8)
Net cash provided by operating activities	225.7	229.3	680.2	528.8

Capital expenditures, net	(90.8)	(55.2)	(312.7)	(246.2)
Acquisitions of businesses and other, net	1.6	(0.5)	9.8	(29.2)
Net cash before financing	136.5	173.6	377.3	253.4

Net increase (decrease) in short-term debt	89.8	(18.0)	33.2	(51.9)
Issuance of long-term debt	0.7	39.2	95.1	157.5
Repayments and other changes in long-term debt	(93.1)	(201.9)	(185.9)	(284.9)
Dividends paid	(18.4)	(14.2)	(70.3)	(51.3)
Shares repurchased	(14.4)	0.0	(143.9)	(43.0)
Stock options exercised	2.0	3.6	10.2	7.1
Other, net	0.2	2.5	0.9	(6.3)
Effect of exchange rate changes on cash	19.1	4.5	18.9	11.6
Increase (decrease) in cash and cash equivalents	122.4	(10.7)	135.5	(7.8)
Cash and cash equivalents at period-start	106.8	104.4	93.7	101.5
Cash and cash equivalents at period- end	$229.2	$93.7	$229.2	$93.7

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP (Dollars in millions) Fourth Quarter 2003

	Excluding	One-time	Changes	Reported
	Special items	license income	in provisions *	U.S. GAAP

Sales	1,476.1			1,476.1
Gross profit	291.4		(7.5)	283.9
Gross margin	19.7%			19.2%
Operating income	118.2	31.2	(13.2)	136.2
Operating margin	8.0%			9.2%
Net income	74.5	25.7	(8.5)	91.7
Earnings per share	$.78	$.27	$(.09)	$.96

* For product and contractual issues

Full Year 2003

	Excluding	One-time	Changes	Reported
	Special items	license income	in provisions *	U.S. GAAP

Sales	5,300.8			5,300.8
Gross profit	1,010.2		(7.5)	1,002.7
Gross margin	19.1%			18.9%
Operating income	408.8	31.2	(13.2)	426.8
Operating margin	7.7%			8.1%
Net income	251.2	25.7	(8.5)	268.4
Earnings per share	$2.63	$.27	$(.09)	$2.81

* For product and contractual issues